UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2012

Tibet Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-35038	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 1701, 17/F

90 Jaffe Rd.

Wanchai, Hong Kong

(Address of Principal Executive Office) (Zip Code)

(852) 9798 5569

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) Effective January 12, 2012, Mr. Taylor Z. Guo resigned as a director of the Registrant, and the Registrant accepted Mr. Guo’s resignation. Mr. Guo’s resignation from Board of Directors of the Registrant was not the result of any disagreement with the Registrant.

(c) Effective January 12, 2012, the Registrant appointed Ms. Crystal Hang, age 40, to serve on the Registrant’s Board of Directors. Ms. Hang qualifies as an independent director pursuant to NASDAQ Listing Rule 5605(a)(15). Ms. Hang will not serve on any board committees initially. Ms. Hang has no relationship with any other board member or executive officer of the Registrant. From 1995 through 2002, Ms. Hang worked in the finance department of China Energy Supermarket (Dongguan) Co., Ltd. From 2002 through 2012, Ms. Hang has served as the finance supervisor of China Energy Supermarket (Guangzhou) Co., Ltd. Both companies are engaged in retail sales, and neither entity is related to the Registrant. Ms. Hang has not served on any other boards of directors in the last five years. Ms. Hang earned her bachelor’s degree in accounting from the Hefei Industry University in 1995. The Registrant has selected Ms. Hang to serve on the board of directors because she has extensive fund management and cash flow management experience that the Registrant believes will be beneficial to advising the Registrant. Ms. Hang is not party to any transaction required to be disclosed under Regulation S-K, Item 404(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Tibet Pharmaceuticals, Inc.

Date: January 18, 2012	By:	/s/ Hong Yu
Hong Yu
Chief Executive Officer